Exhibit 3.9(b)

RHC LICENSING, LLC

LIMITED LIABILITY COMPANY AGREEMENT

RECITALS

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of RHC Licensing, LLC (the “Company”) is entered into as of November 20, 2003 by Riddell Sports Group, Inc., a Delaware corporation (the “Member”).

WHEREAS, the Company existed as RHC Licensing Corporation, a Delaware corporation (the “Corporate Entity”), since its incorporation in Delaware on December 11, 1991 until its conversion to and formation as a limited liability company as of the Effective Date (as defined herein) in accordance with Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act;

WHEREAS, the Member is entering into this Agreement to provide for the management of the business and affairs of the Company and certain other matters.

AGREEMENT

NOW, THEREFORE, the Member agrees with the Company as follows:

1.	DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as amended and in effect from time to time.

“Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean the Limited Liability Company Agreement of the Company dated as of November 20, 2003, as amended from time to time.

“Capital Account” is defined in Section 5.1.

“Capital Contribution” shall mean the amount of cash and the fair market value of any other property contributed to the Company with respect to the Interest held by the Member.

“Certificate” shall mean the Certificate of Formation of the Company filed on November 20, 2003 and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Delaware Secretary of State.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

“Company” shall mean the limited liability company formed under and pursuant to the Act and this Agreement.

“Corporate Entity” is defined in the Recitals.

“Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Member’s Interest in the Company.

“Effective Date” is defined in Section 2.1.

“Fiscal Year” shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Member shall otherwise elect.

“Indemnified Party” is defined in Section 10.1.

“Interest” shall mean the entire interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Member” shall mean the Person listed as Member on the signature page to the Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to this Agreement.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

2.	FORMATION AND PURPOSE

2.1. Formation. The Company existed as the Corporate Entity since its incorporation in Delaware on December 11, 1991 until its conversion to and formation as a limited liability company by the filing of the Certificate and a certificate of conversion with the Delaware Secretary of State on November 20, 2003 (the “Effective Date”). The rights, duties and liabilities of the Member and the Board of Managers shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. By execution hereof, the Member is admitted as a member of the Company and shall acquire a limited liability interest in the Company.

2.2. Name. The name of the Company is RHC Licensing, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

2.3. Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company pursuant to the Act shall initially be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4. Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.5. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6. Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

2.7. Certificate. Aron Schwartz is designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate, and Aron Schwartz and such other Persons as may be designated from time to time by the Board of Managers are designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8. Principal Office. The principal executive office of the Company shall be located at such place within or without the State of Delaware as the Board of Managers shall establish, and the Board of Managers may from time to time change the location of the principal executive office of the Company to any place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

3.	MEMBERS; UNITS; CAPITAL CONTRIBUTIONS

3.1. Member. The name and business address of the Member of the Company is Riddell Sports Group, Inc., 3670 N. Milwaukee Avenue, Chicago, IL 60641. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Interest. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 3.1 in which the transferee is substituted for the Member. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

3.2. Units. In accordance with the Certificate, the Interest shall be divided equally into 800 Common Units which shall be represented by one or more certificates in registered form and such Common Units shall constitute securities governed by Article 8 of the Delaware Uniform Commercial Code. Each certificate representing Common Units shall be signed by a duly authorized officer of the Company.

3.3. Capital Contribution. During the Company’s existence as the Corporate Entity, the Member made a capital contribution to the Corporate Entity of $800 (the “Initial Contribution”) in respect of the equity interests that it held in the Corporate Entity. The Initial Contribution shall be deemed to have been contributed by the Member to the Company with respect to the Interest held by the Member.

3.4. Additional Capital Contributions. The Member may make additional Capital Contributions to the Company for such purposes, at such times and in such amounts as shall be determined by such Member; provided, however, that the Member shall not be obligated to make any additional Capital Contributions.

3.5. Return of Capital Contributions. The Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to the Member with respect to its Capital Contributions.

4.	STATUS AND RIGHTS OF THE MEMBER

4.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, any member of the Board of Managers nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a member of the Board of Managers or an Indemnified Party. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

4.2. No Make-Up. The Member shall not be required to make up any deficiency in its Capital Account upon the dissolution or termination of the Company or otherwise.

4.3. Return of Distributions of Capital. Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

4.4. No Management or Control. Except as expressly provided in this agreement, the Member shall not take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

5.	CAPITAL ACCOUNT; ALLOCATIONS; DISTRIBUTIONS

5.1. Capital Account. The Company shall maintain a capital account (a “Capital Account”) for the Member. The Capital Account shall be increased by all capital contributions made by the Member and all profits allocated to the Member and be decreased by all distributions to the Member and by all losses allocated to the Member.

5.2. Allocations. All of the Company’s profits and losses shall be allocated to the Member.

5.3. Distributions. Subject to the requirements of the Act, the amount and timing of all distributions shall be determined by the Board of Managers. Distributions may be made in cash, securities or other property.

5.4. Withholding. The Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Member’s status as a Member hereunder.

5.5. Taxation. It is the intent of the Member that, since the Company has a single owner, the Company shall be disregarded as an entity separate from its Member for federal tax purposes pursuant to Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

6.	BOARD OF MANAGERS

6.1. Number; Identity. The business of the Company shall be managed by a board of managers (the “Board of Managers”), and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes of the Act (each, a “Manager”, and collectively, the “Managers”). The number of Managers shall initially be six and shall initially be the Persons set forth on Exhibit 6.1. The Member may increase or decrease the number of Managers and the identity of Persons constituting the Board of Managers shall from time to time be determined by the Member.

6.2. Decisions. Decisions of the Board of Managers shall be (1) decisions of the “manager” for all purposes of the Act, (2) embodied in a resolution adopted by the Board of

Managers during a meeting of the Board of Managers or in a written consent executed by all of the Managers and (3) carried out by any officer or agent of the Company designated by the Board of Managers in the resolution or written consent in question or in one or more standing resolutions or written consents or with the power and authority to do so under Section 7 of this Agreement. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution or written consent, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

6.3. Committees. The Board of Managers may, by resolution or written consent of the Board of Managers, delegate any or all of its powers to any committee thereof.

6.4. Tenure. Each Manager shall, unless otherwise provided by law, hold office until such individual is removed by the Member, resigns or dies. Any Manager may be removed by the Member, at any time without giving any reason for such removal. A Manager may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Persons filling vacancies in the Board of Managers shall be determined by the Member.

6.5. Meetings. Meetings of the Board of Managers and any committee thereof may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the president or any one Manager, reasonable notice thereof being given to each Manager by the Person or Persons calling the meeting.

6.6. Notice. It shall be reasonable and sufficient notice to a Manager to send notice by overnight delivery at least two business days or by facsimile at least one business day before the meeting addressed to such Manager at such Manager’s usual or last known business or residence address or to give notice to such Manager in person or by telephone at least one business day before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

6.7. Proxy; Alternates. In the event that any Manager is unable to attend any meeting of the Board of Managers, such Manager may give to any other Manager such nonattending Manager’s proxy to exercise such nonattending Manager’s voting rights at such meeting. Any Manager may designate an alternate individual who may replace such absent Manager at any meeting of the Board of Managers, or any committee thereof, and shall be counted as present for purposes of a quorum and shall have the right to take any action required or permitted to be taken at any meeting of the Board of Managers by such designating Manager.

6.8. Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers, a number of Managers then in office and present in person or by proxy with authority to vote a majority of the total votes cast by the Board of Managers shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

6.9. Action by Vote. Except as may be otherwise provided by law, when a quorum is present at any meeting of the Board of Managers, the vote of a majority of Managers present in person or by proxy at such meeting shall be the act of the Board of Managers.

6.10. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

6.11. Participation in Meetings by Conference Telephone. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

6.12. Fees; Expenses. Each Manager shall be reimbursed for such Manager’s reasonable out-of-pocket expenses incurred in the performance of such Manager’s duties as Manager. In the discretion of the Board of Managers, each Manager (other than an employee of the Company or any Subsidiary) may be paid such reasonable fees for such Manager’s services as Manager as the Board of Managers from time to time may determine. Nothing contained in this Section shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

6.13. Additional Rules. The Board of Managers may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate.

6.14. Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of the Member, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to the Member, the Board of Managers shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Member under Delaware law, and the Member shall have no power whatsoever with respect to the management of the business and affairs of the Company. The power and authority granted to the Board of Managers hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and the exercise of the powers of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including, without limitation, the power and authority to undertake and make decisions concerning: (a) hiring and firing employees, officers, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) opening bank and other deposit accounts and operations thereunder, (c) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests, (d) making investments in or the acquisition of securities of any Person, (e) giving guarantees and indemnities, (f) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (g) mergers with or acquisitions of other Persons, (h) dissolution, (i) the sale of all or any portion of the assets of the Company, (j) forming subsidiaries or joint ventures, (k) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company, (l) hiring and termination of the independent public accountant for the Company and its Subsidiaries and (m) other matters as provided by resolution of the Board of Managers.

6.15. Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by a Manager as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

6.16. Composition of Subsidiaries’ Boards. Unless otherwise determined by the Board of Managers, the Company shall cause the board of directors of any Subsidiary to be at all times identical in composition to the Board of Managers and shall be governed by procedures substantially similar to the procedures governing the Board of Managers as set forth in Section 6 of this Agreement.

6.17. Interested Transactions. To the fullest extent permitted by law, no Manager shall be deemed to have breached his or her duty of loyalty to the Company or the Member (and such Manager shall not be liable to the Company or to the Member for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with this Section 6.17. No contract or transaction between the Company and one or more Managers or officers, or between the Company and any other entity in which one or more of the Managers or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board of Managers or committee which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if the material facts as to such Manager’s relationship or interest in and as to the contract or transaction are disclosed or are known to the Board of Managers or the committee, and the Board of Managers or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Board Members, even though the disinterested Board Members constitute less than a quorum. Notwithstanding anything to the contrary in this Agreement, common or interested Managers shall be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee, which authorizes the contract or transaction, the vote of such Manager shall be counted in determining whether to authorize, approve or ratify any such contract or transaction and the presence of, or vote cast by, an interested Manager will not affect the validity of any action authorized by the Board of Managers in accordance with this Agreement.

7.	OFFICERS; AGENTS

The Board of Managers by resolution or written consent shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer, Controller, Secretary or Assistant Secretary. Subject to contractual rights that an officer may have, if any, the Board of Managers may at any time remove any officer with or without cause. The Board of Managers may at any time terminate or modify the authority of any officer or agent. Any officer may resign at any time by delivering his or her resignation in writing to the President or the Secretary or to a meeting of the Board of Managers. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. The officers of the Company as of the date hereof are set forth on Exhibit 7. Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.

8.	AMENDMENTS TO AGREEMENT

This Agreement may be amended or modified by the Member by a writing executed by the Member. The Member shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any such amendment or modification.

9.	DISSOLUTION OF COMPANY

9.1. Events of Dissolution or Liquidation. The Company shall be dissolved and its affairs wound up upon the happening of either of the following events: (a) the written determination of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2. Liquidation. After termination of the business of the Company, a final allocation shall be made pursuant to Section 5.2 and the assets of the Company shall be distributed in the following order of priority:

(a) to creditors of the Company, including the Member if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member; and then

(b) to the Member.

10.	INDEMNIFICATION

10.1. General. The Company shall indemnify, defend, and hold harmless the Member and any director, officer, partner, stockholder, controlling Person or employee of the Member, each member of the Board of Managers and any Person serving at the request of the Company as a director, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Party by virtue of such Party’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Party, indemnification under this Section 10 shall be available only if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the Indemnified Party; provided, further, however, that the indemnification under this Section 10 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Board of Managers determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 10 the Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 10. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

10.2. Exculpation. No Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party.

10.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 10 as an “Indemnified Party” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

10.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, any member of the Board of Managers or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 10.

11.	MISCELLANEOUS

11.1. General. This Agreement: (a) shall be binding upon the legal successors of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

11.2. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service) or sent by facsimile (and electronic receipt was received) or sent by electronic mail (and electronic receipt was received), addressed to the Member, at the address of the Member set forth herein or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder.

11.3. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

11.4. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

11.5. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

11.6. No Third Party Rights. Except for the provisions of Section 6.15, the provisions of this Agreement are for the benefit of the Company, the Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first set forth above.

RIDDELL SPORTS GROUP, INC.

By:	/s/ ARON SCHWARTZ
Aron Schwartz Vice President